Exhibit 99.1

Contact:
Investor Relations
(713) 623-0060
hq@omegahouston.com

Omega Protein Announces Second Quarter Fiscal 2012 Financial Results

HOUSTON, TX – August 7, 2012 – Omega Protein Corporation (NYSE:OME), a nutritional ingredient company and the nation’s leading vertically integrated producer of omega-3 fish oil and specialty fish meal products, today reported financial results for the second quarter ended June 30, 2012.

Second Quarter 2012 Highlights:

·	Revenues: $45.0 million for the quarter, a 13% sequential increase compared to the first quarter of 2012
·	Gross profit margin: 15.2% for the quarter, compared to 22.4% in the first quarter of 2012
·	Gain on Disposal of Assets: $3.4 million, compared to $0.4 million in the first quarter of 2012
·	Net income: $2.5 million ($0.13 per diluted share) for the quarter, compared to $1.8 million ($0.09 per diluted share) in the first quarter of 2012
·	Adjusted EBITDA: $5.2 million for the quarter, compared to $7.0 million in the first quarter of 2012

“The 2012 fishing season is off to a good start with fish catch results exceeding the strong levels experienced in 2011, and the outlook for fish meal and fish oil pricing continues to improve,” commented Bret Scholtes, Omega Protein’s President and Chief Executive Officer.  “Unfortunately, we are also experiencing the lowest oil yields in recent history, which is having an adverse impact on unit costs and gross profit margin.”

Mr. Scholtes continued, “We continue to take steps to advance our manufacturing of concentrated fish oils and custom blends for dietary supplements to increasingly differentiate our product offerings to the end consumer. Although we expect the ramp-up to be gradual, we remain excited about the opportunities in our human nutrition business to build upon its strong first half sales results and gross margins.”

Second Quarter 2012 Results

Omega Protein revenues increased 13% from the first quarter of 2012 to $45.0 million in the second quarter of 2012.  The increase was due to increased fish meal and fish oil sales volumes, resulting from larger fish meal production and higher export sales.  Increased volumes were partially offset by lower prices.  Fish meal sales prices declined due to the roll-off of older, higher priced contracts and fish oil prices decreased due to a lower proportion of higher-priced refined oil sales.  Cyvex, the Company’s human nutritional ingredient subsidiary, contributed $4.2 million of revenues to the second quarter of 2012 compared to $6.0 million in the previous quarter.

Second quarter of 2012 revenues increased 2% from $44.2 million in the same period last year.  The increase in revenues compared to the same period last year was primarily due to higher sales volumes of 2% for fish meal and 54% for fish oil, partially offset by lower sales prices of 18% and 4% for fish meal and fish oil, respectively.  The increase in fish meal and fish oil sales volumes was primarily due to the higher export sales volumes.  The decrease in fish meal sales prices is primarily due to sales made pursuant to contracts entered into during 2011 when fish meal prices were lower.  The decrease in fish oil sales prices is due to a lower proportion of higher priced refined oil sales. The composition of revenue by nutritional product line was 55% fish meal, 31% fish oil, 9% specialty nutraceutical ingredients, and 5% fish solubles and other. Cyvex’s revenues increased from $4.0 million in the same period last year.

The Company reported gross profit of $6.8 million, or 15.2% as a percentage of revenues, for the second quarter of 2012, versus gross profit of $8.9 million, or 22.4% as a percentage of revenues, for the first quarter of 2012.  In addition to pricing and product mix, the decrease in gross profit was also attributable to a higher expected 2012 cost per unit of sales, which was the result of low fish oil yields.  The Company’s oil yields for the 2012 fishing season through June 30, 2012 were lower by 25% compared to those in the same period in the 2011 fishing season and were lower by 45% compared to the Company’s five year oil yield average.  The second quarter of 2012 also includes $1.7 million of gross profit from Cyvex, or 40.1% as a percentage of Cyvex’s revenues, compared to $2.4 million of gross profit and 39.4% in the first quarter of 2012.

Compared to the same period a year ago, gross profit decreased from $14.7 million, or 33.3% as a percentage of revenues, due primarily to the decrease in fish meal sales prices as well as a 10% increase in cost per unit of sales.  The increase in cost per unit of sales reflects changes in product mix and the expected increase in 2012 cost per unit of sales as a result of decreased fish oil yields.  Cyvex’s results declined slightly from a gross profit of $1.7 million, or 43.7% as a percentage of revenues, in the second quarter of 2011.

Selling, general and administrative expenses for the first and second quarters of 2012 were consistent at $5.5 million.  Compared to the same period a year ago, selling, general and administrative expenses increased $0.7 million from $4.8 million, primarily due to increased severance expenses, increased other employee compensation related costs, including stock option and restricted stock compensation expense, and the addition of expenses related to Incon, an oil processing business we acquired in the third quarter of 2011.

The Company also recorded a net gain on disposal of assets of $3.4 million for the second quarter of 2012 primarily related to sale of its Morgan City, Louisiana facility, partially offset by the net loss on disposal of certain assets.  This compares to a net gain on disposal of assets of $0.4 million in the first quarter of 2012 and a net loss on disposal of assets of $0.5 million in the second quarter of 2011.

The second quarter of 2012 effective tax rate was 34.0% compared to 32.1% in the first quarter of 2012 and 35.3% in the same period last year.  The decrease in the effective tax rate compared to the same period last year is primarily a result of the impact of certain items that are deductible for tax purposes but not expensed in our financial statements.

Net income for the second quarter of 2012 was $2.5 million ($0.13 per diluted share) compared to $1.8 million ($0.09 per diluted share) for the first quarter of 2012 and $22.9 million ($1.14 per diluted share) for the same period last year.  Excluding the impact of the net gain on disposal of assets, net income for the second quarter of 2012 would have been $0.3 million ($0.01 per diluted share).  Excluding the impact of two settlements totaling $27.0 million, net income for the second quarter of 2011 would have been approximately $5.5 million ($0.27 per diluted share).

Adjusted EBITDA, which excludes the net gain of disposal of assets, totaled $5.2 million for the second quarter of 2012, a decrease from $7.0 million for the first quarter of 2012 and from $13.5 million for the same period a year ago.

Six Month 2012 Results

Revenue in the current period decreased 16% to $84.7 million compared to revenue of $100.6 million for the six months ended June 30, 2011. The decrease in revenues was primarily due to lower sales prices of 13% and lower sales volumes of 25% for the Company’s fish meal partially offset by higher sales prices of 2% and higher sales volumes of 7% for the Company’s fish oil.  In addition, Cyvex contributed $10.3 million of revenue to the six months ended June 30, 2012 as compared to $7.0 million for the six months ended June 30, 2011.

The Company recorded gross profit of $15.7 million, 18.6% as a percentage of revenues, for the first six months of 2012, versus gross profit of $30.4 million, 30.2% as a percentage of revenues, for the first six months of 2011.  The decreases were primarily due to a decrease in fish meal sales prices and an increase in cost per unit of sales.

Net income for the six months ended June 30, 2012 was $4.3 million ($0.22 per diluted share) compared to $28.9 million ($1.45 per diluted share) for the same period last year.  Excluding the impact of net gain on disposal of assets, net income for the six months ended June 30, 2012 would have been $1.8 million ($0.09 per diluted share).  Excluding the impact of the two settlements previously mentioned, the Company’s net income for the six months ended June 30, 2011 would have been approximately $11.6 million ($0.58 per diluted share).

Adjusted EBITDA, which excludes the net gain of disposal of assets and settlements, totaled $12.1 million for six months ended June 30, 2012, a decrease from $27.7 million for the same period last year.

Balance Sheet

The Company’s balance sheet remains strong, and stockholders’ equity increased to $203.4 million as of June 30, 2012.  Total debt decreased from $30.3 million on December 31, 2011 to $28.8 million on June 30, 2012.  The Company’s June 30, 2012 cash balance decreased $29.5 million from December 31, 2011 to $21.9 million, due primarily to expenditures made for the 2012 fishing season, capital spending, taxes and debt payments, and was partially offset by the sale of inventory.

Conference Call Information

Omega Protein will host a conference call on its second quarter of fiscal 2012 financial results at 8:30 a.m., Eastern Time, on Wednesday, August 8, 2012. The Company’s senior management team will be available to discuss recent financial results and current business trends as well as respond to questions.
Please dial (877) 407-3982 domestically or (201) 493-6780 internationally to join the call. Interested parties may also listen to the webcast live over the Internet at www.omegaproteininc.com.

A webcast replay of the conference call will be available beginning shortly after the conclusion of the call at www.omegaproteininc.com and will be available for 90 days. A telephonic replay of the conference call will be available through August 22, 2012. Domestic listeners can dial (877) 870-5176, and international listeners may dial (858) 384-5517. The replay access code is 397495.

About Omega Protein

Omega Protein Corporation is a nutritional ingredient company that serves the human and animal nutrition markets.  Omega Protein is the nation's leading vertically integrated producer of omega-3 fish oil and specialty fish meal products, which are made from menhaden, an omega-3 rich fish which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.  The Company also sells a variety of non-marine ingredients to the dietary supplement industry.

Forward Looking Statements

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. Forward-looking information may be based on projections, predictions and estimates. Some statements in this press release may be forward-looking and use words like “may,” “may not,” “believes,” “do not believe,” “expects,” “do not expect,” “anticipates,” “do not anticipate,” “see,” “do not see,” or other similar expressions. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions, natural and other disasters and disease; (2) the impact of laws and regulations that may be enacted that may restrict the Company’s operations or the sale of the Company’s products; (3) the impact of worldwide supply and demand relationships on prices for the Company’s products; (4) the Company’s expectations regarding demand and pricing for its products proving to be incorrect; (5) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business and its deferral of inventory sales based on worldwide prices for competing products; (6) the long-term effect of the Deepwater Horizon oil spill on the Company’s business, operations and fish catch; (7) the business, operations, potential or prospects for the Company’s subsidiaries, Cyvex Nutrition, Inc. and InCon Processing, LLC, the dietary supplement market or the human health and wellness segment generally; and (8) the cost of compliance with existing and future government regulations. Other factors are described in further detail in the Company’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form 10-Q and Form 8-K.

OMEGA PROTEIN CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(Dollars in thousands)

	June 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$21,875	$51,391
Receivables, net	29,523	16,788
Inventories	83,546	64,893
Deferred tax asset, net	36	1,784
Prepaid expenses and other current assets	7,378	2,238

Total current assets	142,358	137,094
Other assets, net	8,810	5,423
Property, plant and equipment, net	128,945	122,512
Goodwill and other intangible assets, net	12,639	12,801
Total assets	$292,752	$277,830

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$3,101	$2,992
Current portion of capital lease obligation	534	517
Accounts payable	3,425	3,779
Accrued liabilities	31,167	19,818
Total current liabilities	38,227	27,106
Long-term debt, net of current maturities	25,724	27,302
Capital lease obligation, net of current portion	8	268
Energy swap liability, net of current portion	218	113
Deferred tax liability, net	13,577	13,900
Pension liabilities, net	9,864	10,868
Other long-term liabilities	1,774	1,712
Total liabilities	89,392	81,269

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 10,000,000 authorized shares; none issued	—	—
Common Stock, $0.01 par value; 80,000,000 authorized shares; 19,679,597 and 19,568,851 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	195	194
Capital in excess of par value	127,083	124,817
Retained earnings	86,569	82,229
Accumulated other comprehensive loss	(10,487)	(10,679)
Total stockholders’ equity	203,360	196,561
Total liabilities and stockholders’ equity	$292,752	$277,830

OMEGA PROTEIN CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenues	$45,024	$44,230	$84,721	$100,632
Cost of sales	38,177	29,487	68,982	70,196
Gross profit	6,847	14,743	15,739	30,436

Selling, general, and administrative expense	5,513	4,767	11,031	9,618
Research and development expense	518	499	1,119	984
Proceeds/gains resulting from Gulf of Mexico oil spill disaster	—	(26,177)	—	(26,177)
Other proceeds/gains resulting from natural disaster, net – 2005 storms	—	(787)	—	(787)
(Gain) loss on disposal of assets	(3,385)	468	(3,782)	450
Operating income	4,201	35,973	7,371	46,348
Interest income	3	10	10	28
Interest expense	(301)	(528)	(697)	(1,142)
Other expense, net	(102)	(54)	(188)	(114)
Income before income taxes	3,801	35,401	6,496	45,120

Provision for income taxes	1,291	12,496	2,156	16,261
Net income	2,510	22,905	4,340	28,859

Other comprehensive income (loss):
Energy swap adjustment, net of tax (benefit) expense of ($556), ($482), ($162) and $469, respectively	(1,031)	(998)	(300)	849
Pension benefits adjustment, net of tax (benefit) expense of $132, ($82), $265 and $18, respectively	245	195	492	389
Comprehensive income	$1,724	$22,102	$4,532	$30,097

Basic earnings per share	$0.13	$1.18	$0.22	$1.51

Weighted average common shares outstanding	19,613	19,343	19,604	19,112

Diluted earnings per share	$0.13	$1.14	$0.22	$1.45

Weighted average common shares and potential common share equivalents outstanding	20,019	20,141	20,049	19,866

OMEGA PROTEIN CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in thousands)

	Six Months Ended June 30,
	2012	2011
Cash flows from operating activities:
Net income	$4,340	$28,859
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,798	8,007
Other proceeds/gains resulting from natural disaster, net – 2005 storms	—	(787)
(Gain) loss on disposal of assets	(3,782)	450
Provisions for losses on receivables	24	24
Share based compensation	1,796	1,483
Deferred income taxes	1,531	7,895
Changes in assets and liabilities:
Receivables	(12,819)	(9,065)
Inventories	(18,653)	(7,078)
Prepaid expenses and other current assets	(5,497)	(1,561)
Other assets	(3,652)	(5,954)
Accounts payable	(354)	(402)
Accrued liabilities	11,349	13,918
Pension liability, net	(511)	(353)
Other long term liabilities	62	—
Net cash (used in) provided by operating activities	(17,368)	35,436
Cash flows from investing activities:
Proceeds from disposition of assets	5,811	298
Acquisition of InCon, purchase price adjustment	181	—
Acquisition of Cyvex, net of cash acquired	—	(2,086)
Capital expenditures	(16,510)	(9,146)
Net cash used in investing activities	(10,518)	(10,934)
Cash flows from financing activities:
Principal payments of long-term debt	(1,469)	(1,481)
Principal payments of capital lease obligation	(243)	(241)
Debt issuance costs	(389)	—
Proceeds from stock options exercised	437	2,858
Excess tax benefit of stock options exercised	34	1,908
Net cash (used in) provided by financing activities	(1,630)	3,044
Net (decrease) increase in cash and cash equivalents	(29,516)	27,546
Cash and cash equivalents at beginning of year	51,391	19,784
Cash and cash equivalents at end of period	$21,875	$47,330

Adjusted EBITDA to Net Income Reconciliation
The following table provides a reconciliation of Adjusted EBITDA, a non-GAAP (Generally Accepted Accounting Principles) financial measure, to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three months ended June 30, 2012, March 31, 2012 and June 30, 2011 and six months ended June 30, 2012 and 2011:

	Three Months Ended
	June 30, 2012	March 31, 2012	June 30, 2011
Net Income	$2,510	$1,830	$22,905
Reconciling items:
Interest expense	270	354	484
Income tax provision	1,291	865	12,496
Depreciation and amortization	4,471	4,327	4,072
GCCF and 2005 hurricane litigation settlement	—	—	(26,964)
Net gain or loss on disposal of assets	(3,385)	(397)	468
Adjusted EBITDA	$5,157	$6,979	$13,461

	Six Months Ended
	June 30, 2012	June 30, 2011
Net Income	$4,340	$28,859
Reconciling items:
Interest expense	624	1,055
Income tax provision	2,156	16,261
Depreciation and amortization	8,798	8,007
GCCF and 2005 hurricane litigation settlement	—	(26,964)
Net gain or loss on disposal of assets	(3,782)	450
Adjusted EBITDA	$12,136	$27,668

Adjusted EBITDA represents net income before interest expense, income tax, depreciation and amortization, and net gain or loss on disposal of assets. The Company has reported Adjusted EBITDA because it believes Adjusted EBITDA is a measure commonly reported and widely used by investors as an indicator of a company's operating performance. The Company believes Adjusted EBITDA assists such investors in comparing a company's performance on a consistent basis. Adjusted EBITDA is not a calculation based on GAAP and should not be considered an alternative to net income in measuring our performance or used as an exclusive measure of cash flow because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions and other sources and uses of cash which are disclosed in our consolidated statements of cash flows. Investors should carefully consider the specific items included in our computation of Adjusted EBITDA. While Adjusted EBITDA has been disclosed herein to permit a more complete comparative analysis of our operating performance relative to other companies, investors should be cautioned that Adjusted EBITDA as reported by us may not be comparable in all instances to Adjusted EBITDA as reported by other companies. Adjusted EBITDA amounts may not be fully available for management's discretionary use, due to certain requirements to conserve funds for capital expenditures, debt service and other commitments, and therefore management relies primarily on our GAAP results. Adjusted EBITDA is not intended to represent net income as defined by GAAP and such information should not be considered as an alternative to net income, cash flow from operations or any other measure of performance prescribed by GAAP in the United States